EXHIBIT B

(TRANSLATION)

December 2, 2004

NEC Corporation
Akinobu Kanasugi, President
(Tokyo Stock Exchange, 1st Section;
Code Number 6701)
Contacts:     Toshinori Arai, General Manager
                    Corporate Communications Division
                    +81-3-3798-6511

Notice on NEC’s Tender Offer and Stock-for-Stock Exchanges
for Shares of NEC Soft, Ltd. and NEC System Technologies, Ltd.

       NEC Corporation (“NEC”) announced today that, pursuant to the resolutions at the meeting of the Board of Directors held on December 2, 2004, it will initiate tender offers for the shares of NEC Soft, Ltd. (Tokyo Stock Exchange, 1st Section; Code Number 4774) (“NEC SOFT”) and NEC System Technologies, Ltd. (Tokyo Stock Exchange, 1st Section; Code Number 3717) (“NECST”; and collectively with NEC SOFT, the “Target Companies”) and subsequently the stock-for-stock exchanges in order to take complete control of the Target Companies.

1.	Purpose of Making the Target Companies as Wholly-Owned Subsidiaries

       Through its “select and focus” business strategy, NEC is currently striving to maximize the corporate value of the NEC Group. NEC is positioning the Integrated IT/Network Solutions business and the Semiconductor Solutions business as its core businesses, consolidating into these business areas the NEC Group’s management resources including R&D development capabilities, intellectual property assets, software development capabilities and human resources, and further creating business and technological synergy between the two businesses.

       As part of the Integrated IT/Network Solutions business, which is one of NEC’s core businesses, NEC SOFT and NECST are competitive in the systems integration services business and the IT platform software business, respectively. Because the Target Companies conduct one of the core businesses of the NEC Group, NEC has continued to hold a majority in voting rights with respect to the Target Companies. The Target Companies have remained consolidated subsidiaries even after they conducted public offerings and were listed on the Tokyo Stock Exchange, 1st Section, in July 2000 and September 2003, respectively.

       As the integration of the IT market and the networks market has advanced due to the shift in technology towards IP (Internet Protocol) based network infrastructure in the communication network area, new open-source technologies including operating systems such as Linux, have permeated into the market, the development of mobile terminal equipments requires more sophisticated mobile technologies, and the need for systems integration services that provide highly-reliable mission-critical systems with such advanced technologies has grown recently. Further, recent trends of digitalization have spread the use of various types of embedded software ranging from key devices for mobile terminal equipments and automobile control devices to network platform systems to support communication network, which lead to the expansion of the market size and the trend that added value realized by software is the key to success in the market. In response to these changes in the business environment, NEC has concluded that it is necessary to dynamically reorganize its business structure as well as the management resources related to systems integration services and software developments of the NEC Group including itself and its affiliated companies. As part of this business reorganization, NEC plans to develop NEC SOFT and NECST into entities with higher profit-earning capacity as the core systems integration services company and the core software development company, respectively, of the NEC Group and strengthen market competitiveness of NEC’s software business. NEC believes that developing the Target Companies into entities with higher profit-earning capacity will greatly contribute to the further enhancement of the NEC Group’s corporate value.

       NEC wishes to make the Target Companies its wholly-owned subsidiaries because it believes that such a reorganization will enable a more prompt decision-making process and provide increased flexibility and efficiency in management policy implementation.

2.	Summary of Tender Offer (for Shares of NEC SOFT)

(1)	Basic Information on NEC SOFT: See “4. Basic Information on Relevant Parties” below

(2)	Type of Shares to be Purchased: Common Shares

(3)	Tender Offer Period: From December 6, 2004 (Monday) to January 20, 2005 (Thursday) (46 days)

(4)	Purchase Price: 3,200 yen per share

(5)	Basis for Calculation of Purchase Price:

Purchase Price was determined by taking into consideration various factors including the market price of NEC SOFT shares, the financial condition and prospects of NEC SOFT, the results of share value appraisal conducted by NEC’s advisor (Daiwa Securities SMBC Co., Ltd.), possibilities of decrease in liquidity of NEC SOFT shares which will result from the tender offer and the subsequent stock-for-stock exchange. Purchase Price is approximately 20% higher than the average closing price of NEC SOFT shares on the Tokyo Stock Exchange, 1st Section, during the one-month period ending on December 1, 2004 (2,657 yen), and is 23.8% higher than the closing price on the same date (2,585 yen).

(6)	Total Number of Shares Planned to be Purchased: 15,404,340 shares
Number of Shares Planned to be Purchased: 15,404,340 shares
Number of Shares in Excess of Number of Shares Planned to be Purchased: 0 share
(Note 1)	Number of Shares Planned to be Purchased (15,404,340 shares) constitutes 38.43% of the total number of the issued shares of NEC SOFT.
(Note 2)	Fractional shares less than a unit are also targeted by this tender offer.
(Note 3)	NEC will purchase all the shares tendered. However, NEC does not intend to purchase treasury stock owned by NEC SOFT. Number of Shares Planned to be Purchased is the number deducting Number of Shares Held Prior to Tender Offer and treasury stock owned by NEC SOFT from the issued shares of NEC SOFT.

(7)	Changes in Number of Shares Held by NEC
Number of Shares Held Prior to Tender Offer: 24,684,600 shares (Ownership Ratio 61.57%)
Number of Shares Held After Tender Offer: 40,088,940 shares (Ownership Ratio 100%)
(Note 1)	Number of Shares Held Prior to Tender Offer includes the number of shares held in trust by The Sumitomo Trust & Banking Co., Ltd. (shares owned in the name of Japan Trustee Services Bank, Ltd. (Re-trust of The Sumitomo Trust & Banking Co., Ltd. / NEC Corporation Pension and Severance Payments Trust Account) for which NEC reserves the right to instruct the exercise of voting rights) to be transferred to NEC on December 3, 2004.
(Note 2)	Number of Shares Held After Tender Offer is the number of shares NEC will hold in case NEC purchases 15,404,340 shares, which are Total Number of Shares Planned to be Purchased.
(Note 3)	The ownership ratio is calculated based on 40,089,040 shares, which are the total number of the issued shares of NEC SOFT (as of September 30, 2004).

(8)	Date of Public Notification: December 6, 2004 (Monday)

(9)	TOB Agent: Daiwa Securities SMBC Co., Ltd. Daiwa Securities Co., Ltd. (Note)
(Note)	Daiwa Securities Co., Ltd. is a sub-agent of Daiwa Securities SMBC Co., Ltd.

(10)	Fund Required for the Tender Offer: 49,293 million yen

3.	Summary of Tender Offer (for Shares of NECST)

(1)	Basic Information on NECST: See “4. Basic Information on Relevant Parties” below

(2)	Type of Shares to be Purchased: Common Shares

(3)	Tender Offer Period: From December 6, 2004 (Monday) to January 20, 2005 (Thursday) (46 days)

(4)	Purchase Price: 4,200 yen per share

(5)	Basis for Calculation of Purchase Price:

Purchase Price was determined by taking into consideration various factors including the market price of NECST shares, the financial condition and prospects of NECST, the results of share value appraisal conducted by NEC’s advisor (Daiwa Securities SMBC Co., Ltd.), possibilities of decrease in liquidity of NECST shares which will result from the tender offer and the subsequent stock-for-stock exchange. Purchase Price is approximately 20% higher than the average closing price of NECST shares on the Tokyo Stock Exchange, 1st Section during the one-month period ending on December 1, 2004 (3,403 yen), and is 31.7% higher than the closing price on the same date (3,190 yen).

(6)	Total Number of Shares Planned to be Purchased: 8,157,910 shares
Number of Shares Planned to be Purchased: 8,157,910 shares
Number of Shares in Excess of Number of Shares Planned to be Purchased: 0 share
(Note 1)	Number of Shares Planned to be Purchased (8,157,910 shares) constitutes 33.33% of the total number of the issued shares of NECST.
(Note 2)	Fractional shares less than a unit are also targeted by this tender offer.
(Note 3)	NEC will purchase all the shares tendered. However, NEC does not intend to purchase treasury stock owned by NECST. Number of Shares Planned to be Purchased is the number deducting Number of Shares Held Prior to Tender Offer and treasury stock owned by NECST from the issued shares of NECST.

(7)	Changes in Number of Shares Held by NEC
Number of Shares Held Prior to Tender Offer: 16,320,000 shares (Ownership Ratio 66.67%)
Number of Shares Held After Tender Offer: 24,477,910 shares (Ownership Ratio 100%)
(Note 1)	Number of Shares Held After Tender Offer is the number of shares NEC will hold in case NEC purchases 8,157,910 shares, which are Total Number of Shares Planned to be Purchased.
(Note 2)	The ownership ratio is calculated based on 24,478,000 shares, which are the total number of the issued shares of NECST (as of September 30, 2004).

(8)	Date of Public Notice: December 6, 2004 (Monday)

(9)	TOB Agent: Daiwa Securities SMBC Co., Ltd. Daiwa Securities Co., Ltd. (Note)

(Note)	Daiwa Securities Co., Ltd. is a sub-agent of Daiwa Securities SMBC Co., Ltd.

(10)	Fund Required for Tender Offer: 34,263 million yen

4.	Basic Information on Relevant Parties (as of September 30, 2004)
(1)	NEC

1)	Corporate Name	NEC Corporation
2)	Business	IT/Network Solutions business including manufacture and sale of computers, communications equipment and software as well as provision of services related to such products
3)	Date of Incorporation	July 17, 1899
4)	Head Office	7-1, Shiba 5-chome, Minato-ku, Tokyo
5)	Representative	Akinobu Kanasugi, President
6)	Stated Capital	337,820 million yen
7)	Issued Shares	1,929,268,717 shares
8)	Shareholders’ Equity	909,571 million yen
9)	Total Assets	2,444,355 million yen
10)	End of Fiscal Year	March 31
11)	Number of Employees	23,718
12)	Major Customers	NTT Group, governments and other public sector institutions, etc.
13)	Major Shareholders and
	Ownership Ratios	Japan Trustee Services Bank, Ltd. (Trust Account)	5.23%
		The Chase Manhattan Bank, N.A. London	4.77%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	3.96%
		Nippon Life Insurance Company	2.13%
14)	Main Bank	Sumitomo Mitsui Banking Corporation
The Sumitomo Trust & Banking Co., Ltd.

(2)	NEC SOFT

1)	Corporate Name	NEC Soft, Ltd.
2)	Business	Systems integration services, system services, software developments, and sale of package software and IT products
3)	Date of Incorporation	September 9, 1975
4)	Head Office	18-6, Shinkiba 1-chome, Koto-ku, Tokyo
5)	Representative	Kenji Ikehara, President
6)	Stated Capital	8,668 million yen
7)	Issued Shares	40,089,040 shares
8)	Shareholders’ Equity	48,875 million yen
9)	Total Assets	78,785 million yen
10)	End of Fiscal Year	March 31
11)	Number of Employees	5,286
12)	Major Customers	NEC Group, private sector institutions in the manufacturing industry and the retail industry, etc.
13)	Major Shareholders and Ownership Ratios	NEC Corporation	37.13%
		Japan Trustee Services Bank, Ltd.	24.45%
(Re-trust of The Sumitomo Trust & Banking Co., Ltd. / NEC Corporation Pension and Severance Payments Trust Account) (Note)
		The Master Trust Bank of Japan, Ltd. (Trust Account)	4.54%
		Japan Trustee Services Bank, Ltd. (Trust Account)	3.71%
14)	Relationship with NEC Equity Relationship:	NEC owns 37.13% of the issued shares of NEC SOFT. (Note)
Human Resource
	Relationship:	Directors and employees of NEC concurrently serve as directors (three persons) and a corporate auditor (one person) of NEC SOFT.
	Business Relationship:	NEC entrusts to NEC SOFT software development and technology support services. NEC also sells IT products to NEC SOFT.

(Note)	As for common shares issued by NEC SOFT which NEC has contributed as trust assets of pension and severance payments trust to The Sumitomo Trust & Banking Co., Ltd. (which are currently owned by Japan Trustee Services Bank Ltd. (Re-trust of The Sumitomo Trust & Banking Co., Ltd. / NEC Corporation Pension and Severance Payments Trust Account) and for which NEC reserves the right to instruct the exercise of voting rights), NEC plans to terminate a relevant part of the trust agreement on the pension and severance payments trust effective December 3, 2004, and will receive such shares from The Sumitomo Trust & Banking Co., Ltd. As a result, NEC’s ownership ratio at the time of commencement of the tender offer (as of December 6, 2004) will be 61.57%.

(3)	NECST

1)	Corporate Name	NEC System Technologies, Ltd.
2)	Business	IT platform software, systems integration services
3)	Date of Incorporation	April 1, 1977
4)	Head Office	4-24, Shiromi 1-chome, Chuo-ku, Osaka-shi, Osaka
5)	Representative	Toshihiko Takahashi, President
6)	Stated Capital	6,796 million yen
7)	Outstanding Shares	24,478,000 shares
8)	Shareholders’ Equity	38,415 million yen
9)	Total Assets	61,175 million yen
10)	End of Fiscal Year	March 31
11)	Number of Employees	3,652
12)	Major Customers	NEC Corporation, NEC Soft, Ltd., NEC Personal Products, Ltd., NTT Group, etc.
13)	Major Shareholders and
	Ownership Ratios	NEC Corporation	66.67%
		Japan Trustee Services Bank, Ltd. (Trust Account)	3.05%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	3.04%
		NEC System Technologies, Ltd.	2.58%
(Employees’ Stock Purchase Plan)
14)	Relationship with NEC Equity Relationship:	NEC owns 66.67% of the issued shares of NECST.
Human Resource
	Relationship:	Directors and employees of NEC concurrently serve as directors (three persons) and corporate auditors (two persons) of NECST.
	Business Relationship:	NEC entrusts to NECST software development and technology support services. NEC also sells IT products to NECST.

5.	The Financial Results of the Most Recent Three Fiscal Years

	NEC			NEC SOFT
	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended
Fiscal year	March 31, 2002	March 31, 2003	March 31, 2004	March 31, 2002	March 31, 2003	March 31, 2004
Net sales (million yen)	3,562,371	2,781,436	2,509,114	91,725	110,600	117,282
Operating income (loss) (million yen)	(77,847)	24,890	16,252	9,207	10,644	5,951
Ordinary income (loss) (million yen)	(96,507)	6,119	31,900	8,773	10,319	5,803
Net income (loss) (million yen)	(286,219)	(14,917)	25,253	4,825	6,100	3,001
Net income (loss) per share (yen)	(172.87)	(9.01)	14.43	243.57	151.61	74.32
Dividend per share (yen)	6.00	—	6.00	30.00	30.00	30.00
Shareholders’ equity per share (yen)	444.04	406.26	473.87	2,009.31	1,144.19	1,187.92

	NECST
	Fiscal Year ended	Fiscal Year ended	Fiscal Year ended
Fiscal year	March 31, 2002	March 31, 2003	March 31, 2004
Net sales (million yen)	47,036	70,921	82,192
Operating income (loss) (million yen)	4,186	7,797	9,188
Ordinary income (loss) (million yen)	4,017	7,490	8,820
Net income (loss) (million yen)	2,453	4,409	5,697
Net income (loss) per share (yen)	3,780.76	4,408.21	248.70
Dividend per share (yen)	1,100.00	900.00	45.00
		7.40 (*)
Shareholders’ equity per share (yen)	13,468.65	18,071.01	1,488.32

(*) Dividend for shares newly issued during Fiscal Year 2003

6.	Agreements with Target Companies on Tender Offer

             The Boards of Directors of the Target Companies have agreed to these tender offers.

7.	Stock-for-Stock Exchange

NEC aims to make the Target Companies its wholly-owned subsidiaries. Accordingly, in the event it is unable to acquire all of the issued shares of NEC SOFT or NECST (excluding treasury stock held by NEC SOFT or NECST), NEC intends to proceed with a stock-for-stock exchange effective on June 1, 2005 to accomplish such objective. However, the exchange date may be set for a later date if the short-form stock-for-stock exchange procedure is not available to NEC. In the stock-for-stock exchange, all shares of the Target Companies not previously tendered in these tender offers will be exchanged with the shares of NEC and the shareholders of the Target Companies who are allotted one or more shares of NEC will become NEC’s shareholders. Further, after the completion of the stock-for-stock exchange, the Target Companies will become wholly-owned subsidiaries of NEC and therefore the Target Companies will be delisted pursuant to the delisting criteria of the Tokyo Stock Exchange. However, depending on the results of the tender offers, the Target Companies may be delisted as a result of the tender offers.

The share exchange ratio for the stock-for-stock exchange will be determined by the end of February 2005 through discussions between NEC and each of the Target Companies, taking into full consideration the interests of their shareholders, the tender offer prices and NEC’s closing price on the Tokyo Stock Exchange on December 2, 2004, together with the results of valuation, due diligence and other factors. There is no guarantee that the consideration offered in the stock-for-stock exchange (that is, shares of NEC and in case shareholders of the Target Companies who are allotted less than one share of NEC, cash proceeds resulting from the sale of such fractional shares) would be of the same value with the consideration to be received by shareholders tendering shares of the Target Companies (that is, cash) in the tender offers. The tender offers enable shareholders of the Target Companies by tendering their shares to receive cash consideration earlier than in case where shareholders of the Target Companies receives shares of NEC in the stock-for-stock exchange (or in case shareholders of the Target Companies are allotted less than one share of NEC, cash proceeds resulted from the sale of such fractional shares). Further, dissenting shareholders of the Target Companies, who object to the stock-for-stock exchange at the Target Companies’ shareholders’ meetings to be convened to approve stock-for-stock exchange agreements, may demand that their shares be purchased by the Target Companies in accordance with the Commercial Code of Japan. The purchase prices, however, may not be the same as the tender offer prices.

NEC and the Target Companies have also agreed to the stock-for-stock exchanges, which will be implemented in accordance with the schedule provided below. The stock-for-stock exchange ratios and the status after the stock-for-stock exchange will be announced when determined.

February 2005	Board Meeting to approve execution of the stock-for-stock exchange agreement
Execution of a stock-for-stock exchange agreement
April 2005	Shareholders’ Meeting to approve the stock-for-stock exchange agreement (Target Companies)
June 1, 2005	Effective date of stock-for-stock exchange (Note)
(Note)	If the short-form stock-for-stock exchange procedure is not available to NEC, NEC will also convene a shareholders’ meeting to approve the stock-for-stock exchange agreement. In such case, the effective date of stock-for-stock exchange will be set for a later date.

(Note)	For the calculation of the ownership ratio and other items, the figures are rounded off to two decimal places.

CAUTIONARY STATEMENTS:
The statements in this material with respect to the plans, strategies and forecasts of NEC Corporation and its consolidated subsidiaries (collectively “NEC”) are forward-looking statements involving risks and uncertainties. Moreover, the management targets included in this material are not projections, and do not represent management’s current estimates of future performance. Rather, they represent targets that management will strive to achieve through the successful implementation of NEC’s business strategies.

NEC cautions you in advance that actual results could differ materially from such forward-looking statements due to several factors. The important factors that could cause actual results to differ materially from such statements include, but are not limited to, general economic conditions in NEC’s markets, which are primarily Japan, North America, Asia and Europe; fluctuating demand for, and competitive pricing pressure on, NEC’s products and services in the marketplace; NEC’s ability to continue to win acceptance of its products and services in these highly competitive markets; NEC’s ability to expand into foreign markets such as China; regulatory change and uncertainty and potential legal liability relating to NEC’s businesses and operations; and movements in currency exchange rates, particularly the rate between the yen and the U.S. dollar. Among other factors, a worsening of the world economy resulting from the downturn in the IT and telecommunications industries, a worsening of financial conditions in the world markets, and a deterioration in the domestic and overseas stock markets, would cause actual results to differ from the forward-looking statements, including management’s targets.

You should keep in mind that any forward-looking statement made by NEC speaks only as of the date on which NEC makes it. New risks and uncertainties come up from time to time, and it is impossible for NEC to predict these events or how they may affect NEC. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement might not occur. Therefore, you should not place undue reliance on any forward-looking statements. Finally, NEC cautions you that the statements made in this material are not an offer of securities for sale. The securities may not be offered or sold in any jurisdiction in which registration is required absent registration or an exemption from registration under the applicable securities laws. For example, any public offering of securities to be made in the United States must be registered under the U.S. Securities Act of 1933 and made by means of an English language prospectus that contains detailed information about NEC and management, as well as NEC’s financial statements.

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